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                                                                     EXHIBIT 3.1

                            VERSO TECHNOLOGIES, INC.
                               AMENDMENT TO BYLAWS
                        ADOPTED BY THE BOARD OF DIRECTORS
                                NOVEMBER 3, 2004

         The Restated Bylaws, as amended (the "By-Laws"), of Verso Technologies, Inc. (the "Corporation") were amended pursuant to resolutions duly adopted by the Board of Directors of the Corporation as of November 3, 2004, as follows:

         NOW, THEREFORE, BE IT RESOLVED THAT the By-Laws be amended as of the date hereof by inserting the following Sections 10 and 11 to Article III of such By-Laws:

                  "Section 10. Shareholder Nominations of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at any annual or special meeting. Nominations of persons for election as directors may be made by or at the direction of the board of directors (including through a committee delegated with such function) or by any shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this section. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the chairman of the board, if any, the president or the secretary. To be timely, a shareholder's notice in respect of any annual or special meeting subsequent to the 2004 Annual Meeting of Shareholders must be delivered to or mailed and received at the principal executive offices of the
         Corporation: (a) in the case of an annual meeting, the earlier of (i) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year's annual meeting; provided, however, that this subsection (i) shall not apply if (1) there was no annual meeting in the prior year or (2) the date of the current year's annual meeting is more than 30 days from the anniversary date of the prior year's annual meeting; and (ii) 60 days prior to the annual meeting; provided, however, that (except as to an annual meeting held on the date specified in these by-laws, such date not having been changed since the last annual meeting) if less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was deposited in the United States mail or sent by electronic transmission or such public disclosure was made; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than 60 days prior to the date of such special meeting; provided, however, that if less than 65 days' notice or prior public disclosure of the date of such special meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of such special meeting was deposited in the United States mail or sent by electronic transmission or such public disclosure was made. With respect to the 2004 Annual Meeting of Shareholders only, a shareholder's notice in respect thereof, to be timely, must be delivered to or mailed

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         and received at the principal  executive offices of the Corporation not later than the close of business on the tenth day prior to (and not including) the day of such Annual Meeting. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information
         relating  to  the  person  that  is   required  to  be   disclosed   in
         solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto; and (b) as to the shareholder giving the notice: (i) the name and record address of such shareholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such shareholder. No person shall be eligible for election as a director at any annual or special meeting of shareholders unless nominated in accordance with the procedures set forth herein.

                  The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and, if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

                  Section 11. Advance Notice of Shareholder-Proposed Business at Annual Meetings. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be brought properly before an annual meeting, business must be specified in the notice with respect to such meeting contemplated by Section 3 of this Article III (or any supplement thereto) or otherwise properly brought before the meeting by or at the direction of the board of directors. In addition to any other applicable requirements, for business to be brought properly before an annual meeting by a shareholder, the shareholder must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto, and, pursuant to such rule, have had such business included in the notice with respect to such meeting.

            Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this section; provided, however, that nothing in this section shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting in accordance with said procedure.

            The chairman of an annual meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this section, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted."